Exhibit 99.1

555 West Adams Street Chicago, IL 60661
www.transunion.com

Contact	Clifton O’Neal

E-mail	coneal@transunion.com

Telephone	312.985.2540

TransUnion Names Chris Cartwright President, U.S. Information Services

Chicago, Aug. 13, 2013 – TransUnion, a leading global information solutions provider, today announced that Chris Cartwright has joined the company as president, U.S. Information Services (USIS). Cartwright will oversee the business unit that provides analytical services and decision technology, risk management services, credit reports and scores to customers in the United States that operate in a number of industries, including financial, housing, marketing services and insurance. He will report directly to chief executive officer (CEO) and president, Jim Peck.

“As marketplace dynamics quickly evolve, we need agile leaders who can anticipate and deliver against the changing information services needs of our customers,” Peck said. “Based on his extensive industry experience and track record of growing businesses, Chris is immediately poised to drive innovative solutions for our customers and help grow TransUnion’s footprint in existing and in new vertical markets.”

Cartwright is a highly accomplished executive who offers more than 20 years of experience across a range of industries, including information management and technology. Most recently, Cartwright served as CEO of Decision Insight Information Group where he managed an operational transformation for its private equity owners.

Cartwright also brings experience from working successfully inside of large, complex global companies. He spent 13 years at Wolters Kluwer, a global information services and workflow solutions company, where he led the business services and software division, created the company’s first shared services and technology organization, and implemented a variety of best practices for market-driven growth and operational excellence.

Cartwright attended college at The University of Texas at Austin, and graduated with a bachelor’s degree in business administration and a master’s in public administration.

555 West Adams Street Chicago, IL 60661
www.transunion.com

About TransUnion

As a global leader in credit and information management, TransUnion creates advantages for millions of people around the world by gathering, analyzing and delivering information. For businesses, TransUnion helps improve efficiency, manage risk, reduce costs and increase revenue by delivering comprehensive data and advanced analytics and decisioning. For consumers, TransUnion provides the tools, resources and education to help manage their credit health and achieve their financial goals. Through these and other efforts, TransUnion is working to build stronger economies worldwide. Founded in 1968 and headquartered in Chicago, TransUnion reaches businesses and consumers in 33 countries around the world on five continents. www.transunion.com/business

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